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Exhibit 99.1

Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

WALTER INDUSTRIES, INC. ANNOUNCES PRIVATE PLACEMENT OF
CONVERTIBLE SENIOR SUBORDINATED NOTES

        TAMPA, FLORIDA, April 13, 2004—Walter Industries, Inc. (NYSE:WLT) announced today that it intends to offer privately $125 million aggregate principal amount of convertible senior subordinated notes due 2024. Walter Industries also plans to grant to the initial purchasers of such notes an option to purchase up to an additional $25 million aggregate principal amount of such notes.

        Walter Industries intends to use the net proceeds of this offering, together with available cash or borrowings under the revolving portion of its senior secured credit facilities, to prepay in full the $113.8 million outstanding aggregate principal amount of the term loan portion of its senior secured credit facilities, plus prepayment fees and accrued and unpaid interest to the prepayment date. In addition, concurrently with this offering, Walter Industries intends to use approximately $10.0 million to purchase shares that it expects will be sold by purchasers of the notes. Walter Industries has also agreed to use approximately $25.0 million to purchase shares owned by certain affiliates of Kohlberg Kravis Roberts & Co., which together currently hold approximately 33.3% of the outstanding common stock. The KKR affiliates and Walter Industries have agreed to effect such repurchases at $12.75 per share. Walter Industries expects that the remainder of the proceeds or borrowings will be used for general corporate purposes including, subject to market conditions, additional share repurchases of up to $25.0 million. These additional share repurchases may include privately negotiated purchases of shares from the KKR affiliates.

        The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes or the common stock issuable upon conversion of the notes in any state in which such offer, solicitation or sale would be unlawful.

        Walter Industries, Inc. is a diversified company with revenues of approximately $1.3 billion. The company is a leader in homebuilding, home financing, water transmission products and natural resources. Based in Tampa, Florida, the company employs approximately 5,400 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President—Financial Services, at (813) 871-4404.

        Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of $16.2 million of receivables associated with working capital adjustments arising from the sales of subsidiaries in 2003, potential changes in the mortgage backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

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WALTER INDUSTRIES, INC. ANNOUNCES PRIVATE PLACEMENT OF CONVERTIBLE SENIOR SUBORDINATED NOTES